Exhibit 99.1.  Press release.  A5 Laboratories, Inc. appoints new Management Team

A5 Laboratories, Inc. appoints new Management Team
HOUSTON, Texas – (January 17, 2013) A5 Laboratories, Inc. (OTC:BB AFLB) announces today the appointment of a new management team in conjunction with a new strategic focus in order to ensure growth in shareholder value.  Mr. Frank Neukomm, current Chairman of American Security Resources Corporation (OTC:BB ARSC), was appointed Chairman and CEO.  Mr. Robert Farr was appointment COO and President.
"As part of our appointment, we intend to refocus operations on alternate energy generation products and services," said Mr. Frank Neukomm, incoming Chairman of A5 Laboratories, Inc.  "In conjunction with our duties as management of American Security Resources Corporation, we believe that we can enhance the shareholder value within A5 Laboratories, Inc., which we intend to rename 'Hydra Fuel Cell Corporation' in the near future as well as change the capital structure to support raising capital to fuel the growth of our operations."
About A5 Laboratories, Inc.
A5 Laboratories, Inc. (http://a5labs.com, traded as 'AFLB') was previously a contract research organization servicing the pharmaceutical and biotechnology companies in North America. The companies utilized its research capabilities to license and acquire novel biotechnology products for development and commercialization.  In the future the Company will focus on alternative energy generation products and services.
About American Security Resources Corp.
American Security Resources Corp. (http://www.amsrcorp.com, traded as 'ARSC') owns and develops unique intellectual property related to hydrogen fuel cells and business activities to help speed their implementation, funding, and sales.
Safe Harbor Statement
The statements in this release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The results anticipated by any or all of these forward-looking statements may not occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.
Contact
Frank Neukomm or Bob Farr
info@amsrcorp.com
 713 – 465 – 1001